Bedinger & Company
1200 Concord Avenue, Suite 250
Concord, California 94520

December 27, 2007

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to use in this Form 10-KSB of our report dated December 13, 2006, except for Note T which is dated December 7, 2007, relating to the financial statements of Superclick, Inc. for the years ended October 31, 2006 and 2005.

Bedinger & Company
Certified Public Accountants